Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST ANNOUNCES

FIRST QUARTER 2015 FINANCIAL AND OPERATING RESULTS

- Core FFO Increased 34% to $0.59 per Share -

- Stabilized NOI Margin of 64.4% -

- Same Store NOI Increase of 3.5% -

- Lease Percentage of Total Rental Home Portfolio Reaches 89.1% -

- Authorized New $150 Million Share Repurchase Plan -

Oakland, California (May 12, 2015) – Starwood Waypoint Residential Trust (NYSE: SWAY) (the “Company”), a leading single-family rental (“SFR”) real estate investment trust (“REIT”), today announced its operating and financial results for the first quarter 2015.

First Quarter 2015 Highlights

•	Rental revenue from the single-family rental portfolio was $42.0 million, an increase of 13.2% over the prior quarter

•	Core Funds From Operations (“Core FFO”) was $22.5 million, or $0.59 per share, an increase of 34.0% over the prior quarter

•	Net Operating Income (“NOI”) Margin on the stabilized home portfolio was 64.4%

•	The NOI increase on the same store portfolio of homes was 3.5% year-over-year for the first quarter of 2015 over the first quarter of 2014

•	The lease percentage of the overall home portfolio increased to 89.1% at March 31, 2015 from 83.8% at December 31, 2014

•	The lease percentage of homes 90 days past rent ready was 98.8% at March 31, 2015

•	Acquired 764 homes for a total purchase price of $136.3 million, including estimated renovation costs

•	Declared Q2 dividend of $0.14 per common share

•	Estimated Net Asset Value increased to $33.04 per common share

“Our first quarter results reflect continued successful execution on both our single-family rental operations and non-performing loan resolutions”, stated Doug Brien, the Company’s Chief Executive Officer. “Renter demand remains robust in our target markets and we continue to utilize our proprietary Compass technology to acquire new homes for rental in our target markets at attractive unlevered yields. We are confident our portfolio of leased homes will provide a growing contribution to Core FFO for the remainder of the year, both from an increase in the number of stabilized homes and stronger rent growth.”

First Quarter 2015 Financial Results

Core FFO after adjusting for non-comparable items grew 34.0% to $22.5 million, or $0.59 per share, during first quarter 2015 compared to $16.8 million, or $0.44 per share, as reported in fourth quarter 2014. FFO was $17.9 million or $0.47 per share during first quarter 2015 compared to $10.2 million, or $0.27 per share, in the prior quarter.

The Company generated total revenues of $62.0 million for the first quarter of 2015, compared to $47.8 million for the fourth quarter of 2014. The 29.7% increase in revenues resulted from significant growth in the Company’s stabilized portfolio of homes during the quarter and realized gains on the Company’s non-performing loan (“NPL”) portfolio. The Company’s net loss attributable to common shareholders improved to approximately $7,000, or $0.00 per share. This compares to a net loss of $9.6 million for the fourth quarter of 2014, or ($0.25) per share.

For the Company’s stabilized SFR portfolio, total revenue as adjusted increased by $5.0 million, or 13.4%, to $42.6 million during first quarter 2015 from the prior quarter. Property operating expenses on the stabilized SFR portfolio were $16.0 million. As a result, NOI for the stabilized portfolio increased by $3.7 million, or 16.0%, to $26.6 million during first quarter 2015 from the prior quarter, for a stabilized portfolio NOI margin of 64.4%.

For the Company’s same store portfolio of 1,811 homes, defined as homes stabilized at January 1, 2014 and held in operations throughout the full periods in both 2014 and 2015, NOI increased 3.5% for the first quarter of 2015 from the first quarter of 2014.

Rental Home Portfolio and Acquisition Activity

The following table summarizes key portfolio statistics for the last five quarters:

Rental Home Portfolio

	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Total Rental Portfolio	12,217	11,417	10,428	9,122	7,204
% Leased	89.1%	83.8%	81.8%	77.5%	76.6%
Stabilized Homes	10,970	9,754	8,625	7,076	5,142
% Leased	96.8%	95.6%	95.7%	95.0%	96.4%
Homes Owned 180 Days or Longer	10,485	9,066	7,268	5,909	4,899
% Leased	95.0%	93.4%	94.2%	94.9%	90.4%
Homes 90 Days Past Rent Ready	8,770	7,865	6,669	5,545	4,525
% Leased	98.8%	98.6%	99.0%	98.8%	96.3%

During the first quarter of 2015, the Company acquired 764 homes for an aggregate estimated total investment of $136.3 million, or $178,300 per home, including estimated investment costs for renovation.

NPL Portfolio

At March 31, 2015, the Company owned 3,920 first lien NPLs compared to 4,389 first lien NPLs owned at December 31, 2014. The purchase price of $549.6 million for these 3,920 NPLs represents 65.9% of the broker price opinions. The reduction in first lien NPLs is primarily due to resolution activity and a bulk sale of 171 loans and one individual loan sale completed during the quarter.

The Company successfully resolved 395 NPLs during first quarter 2015 compared to 345 NPLs resolved during fourth quarter 2014. The 77 NPLs resolved during the quarter and classified as “Performing” achieved a current yield of 8.8%. The total number of resolutions does not include the bulk sale during the quarter of 171 NPLs and one individual NPL sale located in the non-core markets of New York and New Jersey.

Balance Sheet and Financial Activity

At March 31, 2015, the Company had $1.85 billion of debt outstanding, with a weighted average variable interest rate of 3.06% and a weighted average remaining term to maturity of 3.2 years.

At March 31, 2015, estimated NAV was $33.04 per share as compared to $32.53 per share at December 31, 2014, an increase of 1.57% from the prior quarter. The Company’s book value was $28.44 per share as of March 31, 2015 compared to $28.58 per share at December 31, 2014, a decrease of 0.49% from the prior quarter.

As of March 31, 2015, the Company had a total of approximately $640 million of unrestricted cash and undrawn capacity on its credit facilities.

Subsequent Events

On May 6, 2015, the Company’s Board of Trustees declared a dividend of $0.14 per common share, which will be paid on July 15, 2015 to shareholders of record on June 30, 2015.

On May 6, 2015, the Company’s board of trustees authorized a share repurchase program pursuant to which the Company may purchase up to $150 million of its common shares, beginning May 6, 2015 and ending May 6, 2016.

First Quarter 2015 Conference Call

A conference call is scheduled on Tuesday, May 12, 2015, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2015. The domestic dial-in number is 1-877-705-6003 (for U.S. and Canada) and the international dial-in number is 1-201-493-6725 (passcode not required). An audio webcast may be accessed at www.starwoodwaypoint.com, in the investor relations section. A replay of the call will be available through June 12, 2015, and can be accessed by calling 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (international), replay pin number 13604654, or by using the link at www.starwoodwaypoint.com, in the investor relations section.

Additional information

A copy of the First Quarter 2015 Supplemental Information Package and this press release are available on our website at www.starwoodwaypoint.com. This information has also been furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust (NYSE: SWAY) is one of the largest publicly traded owners and operators of single-family rental homes in the United States. Partnered with Starwood Capital Group, a leading private investment firm with a core focus on global real estate, Starwood Waypoint Residential Trust acquires, renovates, leases, maintains and manages single-family homes in markets that exhibit favorable demographics and long-term economic trends, as well as strengthening demand for rental properties. The company also invests in non-performing loans, and works with interested and qualified borrowers to find solutions to keep them in their homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building its business upon a foundation of respect for its residents and the communities in which it operates. Additional information can be found at www.starwoodwaypoint.com.

Forward-Looking Statements

The statements herein that are not historical facts, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, include, but are not limited to: expectations regarding the timing of generating revenues; changes in our business and growth strategies; volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically; events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets; declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes; the availability of attractive investment opportunities in homes that satisfy our investment objective and business and growth strategies; the impact of changes to the supply of, value of and the returns on NPLs; our ability to convert the homes and NPLs we acquire into rental homes generating attractive returns; our ability to successfully modify or otherwise resolve NPLs; our ability to lease or re-lease our rental homes to qualified residents on attractive terms or at all; the failure of residents to pay rent when due or otherwise perform their lease obligations; our ability to manage our portfolio of rental homes; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our relationships with Starwood Capital Group, L.P., and our manager and their ability to retain qualified personnel; potential conflicts of interest; unanticipated increases in financing and other costs; our expected leverage; changes in governmental regulations, tax laws and rates and similar matters; limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and estimates relating to our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by us with the Securities and Exchange Commission from time to time. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements appearing herein, whether as a result of new information, future events or otherwise.

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	March 31,	December 31,
	2015	2014
ASSETS

Investments in real estate
Land	$385,792	$359,889
Building and improvements	1,753,111	1,619,622

Total investment in properties	2,138,903	1,979,511
Less: accumulated depreciation and amortization	(57,134)	(41,563)

Investment in real estate properties, net	2,081,769	1,937,948
Real estate held for sale, net	52,652	32,102

Total investments in real estate, net	2,134,421	1,970,050
Non-performing loans	109,911	125,488
Non-performing loans held for sale	—	26,911
Non-performing loans (fair value option)	489,505	491,790
Resident and other receivables, net	8,873	17,270
Cash and cash equivalents	85,178	175,198
Restricted cash	62,309	50,749
Deferred financing costs, net	32,289	34,160
Asset-backed securitization certificates	26,553	26,553
Other assets	16,273	17,994

Total assets	$2,965,312	$2,936,163

LIABILITIES AND EQUITY

Liabilities:
Credit facilities	$924,683	$895,488
Asset-backed securitization, net	526,935	526,816
Convertible senior notes, net	365,436	363,110
Accounts payable and accrued expenses	50,343	52,457
Resident security deposits and prepaid rent	21,039	17,857

Total liabilities	1,888,436	1,855,728

Equity:

Starwood Waypoint Residential Trust Equity:
Preferred shares, $0.01 par value - 100,000,000 authorized; none issued and outstanding	—	—
Common shares, $0.01 par value - 500,000,000 authorized; 37,849,011 issued and outstanding as of March 31, 2015, and 37,778,663 issued and outstanding as of December 31, 2014	382	378
Additional paid-in capital	1,135,162	1,133,239
Accumulated deficit	(59,154)	(53,723)
Accumulated other comprehensive loss	(139)	(70)

Total Starwood Waypoint Residential Trust equity	1,076,251	1,079,824

Non-controlling interests	625	611

Total equity	1,076,876	1,080,435

Total liabilities and equity	$2,965,312	$2,936,163

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Revenues
Rental revenues, net	$41,983	$13,765
Other property revenues	1,294	479
Realized gain on non-performing loans, net	10,171	1,843
Gain on loan conversions, net	8,549	5,414

Total revenues	61,997	21,501
Expenses
Property operating and maintenance	11,325	6,032
Real estate taxes and insurance	8,665	3,143
Mortgage loan servicing costs	9,995	4,882
Non-performing loans management fees and expenses	3,566	2,415
General and administrative	3,858	5,370
Share-based compensation	1,927	329
Investment management fees	4,781	2,757
Separation costs	—	3,543
Acquisition fees and other expenses	363	261
Interest expense, including amortization	17,617	1,500
Depreciation and amortization	18,008	5,473
Finance-related expenses and write-off of loan costs	544	—
Impairment of real estate	219	834

Total expenses	80,868	36,539

Loss before other income, income tax expense and non-controlling interests	(18,871)	(15,038)

Other income (expense)
Realized loss on sales of investments in real estate, net	(536)	(145)
Unrealized gain on non-performing loans, net	19,957	—
Loss on derivative financial instruments, net	(211)	—

Total other income (expense)	19,210	(145)

Loss before income tax expense and non-controlling interests	339	(15,183)
Income tax expense	225	135

Net income (loss)	114	(15,318)
Net (income) loss attributable to non-controlling interests	(121)	10

Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(7)	$(15,308)

Weighted-average shares outstanding - basic and diluted	37,821,364	39,110,969

Net loss per common share
Basic and diluted	$(0.00)	$(0.39)

Dividends declared per common share	$0.14	$—

Definitions and Non-GAAP Financial Measures

FFO and Core FFO

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with generally accepted accounting principles (“GAAP”)) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures.

We believe that FFO is a meaningful supplemental measure of the operating performance of our single-family home business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated homes, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the homes that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the homes, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

We believe that Core FFO is a meaningful supplemental measure of our operating performance for the same reasons as FFO and adjusting for non-routine items that when excluded allows for more comparable periods. Our Core FFO begins with FFO as defined by the NAREIT White Paper and is adjusted for: share-based compensation, non-recurring costs associated with the separation, acquisition fees and other expenses, write-off of loan costs, loss on derivative financial instruments, amortization of derivative financial instruments cost, severance expense, non-cash interest expense related to amortization on convertible senior notes, and other non-comparable items as applicable.

Management also believes that FFO/Core FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO/Core FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO/Core FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT or similar Core FFO definition. For a reconciliation of FFO and Core FFO to net loss attributable to Starwood Waypoint Residential Trust shareholders, please see below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

FFO AND CORE FFO

(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
Reconciliation of net loss to FFO(1)(2)
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(7)	$(15,308)
Add (deduct) adjustments from net loss to get to FFO:
Depreciation and amortization on real estate assets	18,008	5,473
Gain on sales of previously depreciated investments in real estate	(246)	—
Non-controlling interests	121	(10)

Subtotal - FFO	17,876	(9,845)
Add (deduct) adjustments to FFO to get to Core FFO:
Share-based compensation	1,927	—
Separation costs	—	3,543
Acquisition fees and other expenses	363	815
Loss on derivative financial instruments, net	111	—
Non-cash interest expense related to amortization on convertible senior notes	2,184	—

Core FFO	$22,461	$(5,487)

Core FFO per common share	$0.59	$(0.14)
Dividends declared per common share	$0.14	$—
Weighted-average shares - basic and diluted	37,821,364	39,110,969
Contributions to Core FFO per share by segment
SFR	$0.08	$(0.09)
NPL	$0.51	$(0.05)

Total Core FFO	$0.59	$(0.14)

(1)	Core FFO is a non-GAAP measure.
(2)	Commencing with the three months ended June 30, 2014, we changed our definition of Core FFO to include adjustments related to share-based compensation and exclude adjustments related to acquisition pursuit costs. The figures shown for the three months ended March 31, 2015 reflect these changes, however, the figures shown for the corresponding period in 2014 remain as reported in our Quarterly Report on Form 10-Q filed with the SEC on May 15, 2014.

Estimated NAV

We define Estimated NAV as the estimated value of all assets net of liabilities. To calculate the Estimated NAV, the historical net investments in real estate and NPLs at carrying value are deducted from total shareholders’ equity and the Estimated SFR Value and NPL Value are added (see table below). The costs of selling properties in the portfolio, including commissions and other related costs are not deducted for the purpose of calculating the Estimated SFR Value and Estimated NAV. Further, future promoted interests on the NPL portfolio are not deducted for the purpose of calculating Estimated SFR & NPL Value and Estimated NAV. We consider Estimated NAV to be an appropriate supplemental measure as it illustrates the estimated imbedded value in our SFR portfolio and NPL portfolio that is carried on our balance sheet primarily at cost. The Estimated SFR Value, Estimated NPL Value and Estimated NAV are non-GAAP financial measures. However, they are provided for informational purposes to be used by investors in assessing the value of the assets. A reconciliation of total shareholders’ equity to Estimated NAV is provided below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

ESTIMATED NAV

(Unaudited, in thousands, except share and per share data)

	March 31, 2015
	Amount	Per Share
Investments in real estate properties, gross	$2,138,903	$56.51
Less accumulated depreciation	(57,134)	(1.51)
Add real estate held for sale, net	52,652	1.39

Investments in real estate, net	2,134,421	56.39
Add increase in estimated fair value of investments in real estate	374,819	9.90
Less estimated renovation reserve(1)	(228,809)	(6.04)

Estimated SFR Value	2,280,431	60.25

Non-performing loans	109,911	2.90
Non-performing loans (fair value option)	489,505	12.93
Add increase in estimated fair value of non-performing loans	65,153	1.72

Estimated NPL Value	664,569	17.55

Estimated SFR & NPL Value	$2,945,000	$77.80

Total shareholders’ equity	$1,076,251	$28.44
Less unamortized debt discount on convertible senior notes	(37,064)	$(0.98)
Less investments in real estate, net	(2,134,421)	$(56.39)
Less non-performing loans	(109,911)	$(2.90)
Less non-performing loans (fair value option)	(489,505)	$(12.93)
Add estimated SFR & NPL value	2,945,000	$77.80

Estimated NAV	$1,250,350	$33.04

Number of Shares		37,849,011

(1)	Renovation reserve includes remaining capital expenditures for non-stabilized homes and average turn 2 cost for stabilized homes.

Same Store Properties

We define Same Store Properties as homes stabilized at January 1, 2014 and held in operations throughout the full periods in both 2014 and 2015. Same Store Properties exclude homes that have been disposed or transitioned to the development period for significant renovation. We believe same store growth is a useful measure of performance because the population of properties in this analysis is consistent from period to period, thereby eliminating the effects of changes in the composition of the portfolio. Refer right for a reconciliation of net loss attributable to Starwood Waypoint Residential Trust shareholders to Same Store NOI.

STARWOOD WAYPOINT RESIDENTIAL TRUST

SAME STORE NOI

(Unaudited, in thousands)

	Three Months Ended March 31,
(in thousands, unaudited)	2015	2014
Reconciliation of net loss to same store NOI

Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(7)	$(15,308)
Add (deduct) adjustments to get to total NOI:
Non-performing loan management fees and expenses	3,566	2,006
General and administrative	3,858	5,815
Share-based compensation	1,927	—
Investment management fees	4,781	2,757
Separation costs	—	3,543
Acquisition fees and other expenses	363	554
Interest expense, including amortization	17,617	1,500
Depreciation and amortization	18,008	5,473
Finance-related expenses and write-off of loan costs	544	—
Impairment of real estate	219	834
Realized loss (gain) on sales of investments in real estate, net	536	145
Loss on derivative financial instruments, net	211	—
Income tax expense	225	135
Net income attributable to non-controlling interests	121	(10)

Total NOI	51,969	7,444
Less non-same store NOI	(19,232)	(1,153)
Less non-performing loans NOI	(28,682)	(2,375)

Same store NOI	4,055	3,916

Total NOI, Total NPL NOI, Total Non-Stabilized Portfolio NOI and Total Stabilized Portfolio NOI.

We define Total NOI as total revenues less property operating and maintenance expenses and real estate taxes and insurance expenses (“property operating expenses”) and mortgage loan servicing costs. We define Total NPL Portfolio NOI as gains on NPLs, net and gains on loan conversions, net less mortgage loan servicing costs. We define Total Non-Stabilized Portfolio NOI as total revenues on the non-stabilized portfolio less property operating expenses on the non-stabilized portfolio. We define Total Stabilized Portfolio NOI as total revenues on the stabilized portfolio less property operating expenses on the stabilized portfolio. We consider these NOI measures to be appropriate supplemental measures of operating performance to net income attributable to common shareholders because they reflect the operating performance of our homes without allocation of corporate level overhead or general and administrative costs and reflect the operations of the segments and sub-segments of our business.

STARWOOD WAYPOINT RESIDENTIAL TRUST

RECONCILIATION OF NET LOSS TO NOI MEASURES

(Unaudited, in thousands)

(in thousands, unaudited)	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Reconciliation of net loss to stabilized portfolio NOI
Net loss attributable to Starwood Waypoint Residential Trust shareholders	$(7)	$(9,558)	$(6,713)	$(12,116)	$(15,308)

Add (deduct) adjustments to get to total NOI
Non-performing loan management fees and expenses	3,566	3,150	3,508	1,871	2,006
General and administrative	3,858	4,866	4,627	4,444	5,815
Share-based compensation	1,927	3,898	2,101	2,130	—
Investment management fees	4,781	4,825	4,522	3,993	2,757
Separation costs	—	—	—	—	3,543
Acquisition fees and other expenses	363	637	217	186	554
Interest expense, including amortization	17,617	16,633	11,899	5,191	1,500
Depreciation and amortization	18,008	19,918	9,238	7,243	5,473
Finance-related expenses and write-off of loan costs	544	940	1,334	5,441	—
Impairment of real estate	219	171	341	1,233	834
Realized loss (gain) on sales of investments in real estate, net	536	148	(125)	56	145
Loss on derivative financial instruments, net	211	132	104	470	—
Income tax expense	225	(44)	19	350	135
Net income attributable to non-controlling interests	121	79	13	83	(10)

Total NOI	51,969	45,795	31,085	20,575	7,444
Add (deduct) adjustments to get to total stabilized home portfolio NOI
NPL portfolio NOI components:
Realized gain on non-performing loans, net	(10,171)	(2,629)	(1,941)	(3,357)	(1,843)
Realized gain on loan conversions, net	(8,549)	(6,994)	(5,791)	(6,483)	(5,414)
Mortgage loan servicing costs	9,995	11,020	7,918	5,139	4,882
Unrealized gain on non-performing loans, net	(19,957)	(27,247)	(13,705)	(3,641)	—

Deduct: Total NPL portfolio NOI	(28,682)	(25,850)	(13,519)	(8,342)	(2,375)
Non-stabilized portfolio NOI components:
Property operating expenses on non-stabilized homes	3,289	2,236	2,537	2,726	2,563

Add Total Non-stabilized portfolio NOI	3,289	2,236	2,537	2,726	2,563

Total stabilized portfolio NOI	$26,576	$22,181	$20,103	$14,959	$7,632

Add (deduct) prior period adjustments recorded in 2014
Property taxes and insurance	—	722	—	—	355

Adjusted total stabilized portfolio NOI	$26,576	$22,903	$20,103	$14,959	$7,987

Calculation of stabilized portfolio NOI margin:
Rental revenues	$41,983	$37,097	$30,366	$23,602	$13,765
Less Allowance for doubtful accounts	(708)	(645)	(870)	(614)	(509)

Total rental revenues	$41,275	36,452	29,496	22,988	13,256

Stabilized portfolio NOI margin	64.4%	62.8%	68.2%	65.1%	60.3%

These NOI measures and Same Store NOI should not be considered alternatives to net loss or net cash flows from operating activities, as determined in accordance with GAAP, as indications of our performance or as measures of liquidity. Although we use these non-GAAP measures for comparability in assessing their performance against other REITs, not all REITs compute the same non-GAAP measures. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures are comparable with that of other REITs.

These metrics should be considered along with other available information in valuing and assessing us, including our GAAP financial measures and other cash flow and yield metrics. These metrics should not be viewed as a substitute for book value, net investments in real estate, equity, net income or cash flows from operations prepared in accordance with GAAP, or as measures of profitability or liquidity. Further, not all REITs compute same non-GAAP measure, therefore there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other REITs.

Certain terms as used in this earnings release are defined and further explained in the first quarter 2015 “Supplemental Operating & Financial Data” section of the full earnings release available on the Company’s website at www.starwoodwaypoint.com.

Contact:

Investor Relations

John Christie

Phone: 510-982-5470

Email: IR@waypointhomes.com

Media Relations

Jason Chudoba

Phone: 646-277-1249

Email: Jason.chudoba@icrinc.com